As filed with the Securities and Exchange Commission on February 17, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZILLOW GROUP, INC.

(formerly known as Zebra Holdco, Inc.)

(Exact name of registrant as specified in its charter)

Washington	47-1645716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Floor 31

Seattle, Washington 98101

(Address of principal executive offices, including zip code)

ZILLOW, INC. AMENDED AND RESTATED 2011 INCENTIVE PLAN, AS AMENDED

ZILLOW, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

TRULIA, INC. 2012 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

TRULIA, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED

MARKET LEADER, INC. AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

(Full title of the plans)

Spencer M. Rascoff

Chief Executive Officer

Zillow Group, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

(206) 470-7000

https://twitter.com/zillowgroup

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kathleen Philips Chief Operating Officer and Secretary Zillow Group, Inc. 1301 Second Avenue, Floor 31 Seattle, Washington 98101 (206) 470-7000	David F. McShea Andrew B. Moore Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.0001 per share	4,251,452(3)	$101.42(6)	$431,182,261.80(6)	$50,103.38
Class A Common Stock, par value $0.0001 per share	8,164,785(4)	$68.90(7)	$562,553,686.50(7)	$65,368.74
Class A Common Stock, par value $0.0001 per share	1,011,797(5)	$38.96(7)	$39,419,611.12(7)	$4,580.56
Total	13,428,034		$1,033,155,559.42	$120,052.68

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers any additional shares of Class A common stock of Zillow Group, Inc. (the “Registrant”) that may become issuable under the Plans (as defined in footnote 2 below) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Class A common stock (the “Class A Common Stock”).
(2)	This Registration Statement registers an aggregate of 13,428,034 shares of Class A Common Stock, par value $0.0001 per share, comprised of 8,403,298 shares of Class A Common Stock that may be issued pursuant to the Zillow, Inc. Amended and Restated 2011 Incentive Plan, as amended (including any outstanding restricted stock units and substituted stock options thereunder) (the “Zillow 2011 Plan”); 851,719 shares of Class A Common Stock that may be issued pursuant to the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (except that to the extent equity awards terminate, expire or are forfeited thereunder without shares being issued, they may be issued under the Zillow 2011 Plan) (the “Zillow 2005 Plan,” and together with the Zillow 2011 Plan, the “Zillow Plans”); 3,459,481 shares of Class A Common Stock that may be issued pursuant to the Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated (the “Trulia 2012 Plan”); 547,461 shares of Class A Common Stock that may be issued pursuant to the Trulia, Inc. 2005 Stock Incentive Plan, as amended (except that to the extent equity awards terminate, expire or are forfeited thereunder without shares being issued, they may be issued under the Trulia 2012 Plan) (the “Trulia 2005 Plan”); and 166,075 shares of Class A Common Stock that may be issued pursuant to the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan (the “Market Leader 2004 Plan,” and together with the Trulia 2012 Plan and the Trulia 2005 Plan, the “Trulia Plans”) (collectively, the Zillow Plans and the Trulia Plans referred to as the “Plans”). The number of shares of Class A Common Stock that may be issued pursuant to the Trulia Plans has been adjusted to reflect the exchange ratio of 0.444 shares of Class A Common Stock for each share of Trulia, Inc. common stock issuable under the Trulia Plans (the “Trulia Exchange Ratio”), as set forth in the Merger Agreement (as defined herein). Equity awards for Zillow, Inc. Class A common stock under the Zillow Plans represent the right to acquire, on a one-for-one basis, shares of the Registrant’s Class A Common Stock under such equity awards.
(3)	Represents shares of Class A Common Stock that may be issued pursuant to the Plans (including shares of Class A Common Stock that may be issued under the Plans pursuant to outstanding restricted stock units and restricted units, but excluding shares of Class A Common Stock that may be issued pursuant to outstanding stock options and stock appreciation rights under the Plans).
(4)	Represents shares of Class A Common Stock that may be issued pursuant to outstanding stock options under the Zillow Plans (including substituted stock options thereunder).
(5)	Represents shares of Class A Common Stock that may be issued pursuant to outstanding stock options and stock appreciation rights under the Trulia Plans, which number of shares has been adjusted to reflect the Trulia Exchange Ratio, as set forth in the Merger Agreement.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $101.42, based on the average of the high sales price ($103.30) and the low sales price ($99.53) for the Zillow, Inc. Class A Common Stock as reported by The Nasdaq Global Select Market on February 10, 2015.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share for the shares of Class A Common Stock being registered under outstanding stock options and stock appreciation rights granted under the Zillow Plans and the Trulia Plans represents the weighted average of the per share exercise prices of such stock options and stock appreciation rights. The per share exercise prices of outstanding stock options and stock appreciation rights granted under the Trulia Plans have been adjusted to reflect the Trulia Exchange Ratio, as set forth in the Merger Agreement.

EXPLANATORY NOTE

On February 17, 2015 (the “Effective Time”), pursuant to the terms of the Agreement and Plan of Merger among the Registrant, Zillow, Inc. (“Zillow”) and Trulia, Inc. (“Trulia”), dated as of July 28, 2014 (the “Merger Agreement”), each of Zillow and Trulia became a wholly owned subsidiary of the Registrant. Pursuant to the Merger Agreement, the Registrant assumed the obligations of Zillow and Trulia outstanding under the Plans as of the Effective Time as set forth on the cover page of this Registration Statement. In addition, the Registrant assumed the Zillow 2011 Plan and the Trulia 2012 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, Zillow (Commission File No. 001-35237) and Trulia (Commission File No. 001-35650) (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement):

(a) The Registrant’s Current Report on Form 8-K filed on February 17, 2015 (two filings);

(b) Zillow’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 17, 2015, which contains the audited financial statements of Zillow for the latest fiscal year for which such statements have been filed;

(c) Zillow’s Current Reports on Form 8-K filed on January 6, 2015, February 13, 2015, and February 17, 2015;

(d) Trulia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 3, 2014, as amended by Trulia’s Amendment No. 1 to Annual Report on Form 10-K/A, filed on May 23, 2014, which contains the audited financial statements of Trulia for the latest fiscal year for which such statements have been filed;

(e) Trulia’s Quarterly Reports for the quarterly period ended September 30, 2014, filed on November 6, 2014; for the quarterly period ended June 30, 2014, filed on August 8, 2014; and for the quarterly period ended March 31, 2014, filed on May 2, 2014;

(f) Trulia’s Current Reports on Form 8-K filed on February 17, 2015 (two filings), February 2, 2015, December 29, 2014, December 18, 2014, November 19, 2014, November 12, 2014, September 25, 2014, September 3, 2014, July 28, 2014, June 9, 2014, June 4, 2014 (two filings), March 13, 2014, and February 12, 2014, and on Form 8-K/A filed on March 13, 2014; and

(g) the description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form S-4, as amended (Commission File No. 333-198695), filed on November 10, 2014, under the heading “Description of Holdco’s Capital Stock,” including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (excluding any documents or portions of such documents that are furnished pursuant to Item 2.02 or Item 7.01 of a current report on Form 8-K, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the Commission), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated articles of incorporation and amended and restated bylaws limit the liability of directors to the fullest extent permitted by Washington law. Washington law provides that directors of a corporation shall not be personally liable for reasonable expenses incurred in the wholly successful defense of a proceeding to which the director was a party because of being a director. Washington law provides further that directors may be indemnified against liability incurred in a proceeding to which they are a party because of being a director so long as:

•	the director acted in good faith;

•	the director reasonably believed, in the case of conduct in the director’s official capacity, that his or her conduct was in the corporation’s best interests or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation; and

•	in the case of a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

Directors generally may not, however, be indemnified:

•	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation;

•	in connection with any other proceeding in which the director was adjudged liable for receiving improper personal benefit;

•	for acts or omissions of the director that involve intentional misconduct or knowing violation of law; or

•	for unlawful distributions to shareholders.

The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law. The Registrant’s amended and restated bylaws also permit the Registrant to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with services to the Registrant, regardless of whether the Registrant’s bylaws permit such indemnification.

The Registrant is entering into agreements to indemnify its directors and certain of its officers to the fullest extent allowed under Washington law. These agreements will provide, among other things, that the Registrant will indemnify its directors and certain of its officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the Registrant’s right, on account of any services undertaken by such person on the Registrant’s behalf or that person’s status as a director or officer of the Registrant. The Registrant also has obtained directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the Class A Common Stock being registered

23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm for Zillow

23.2+	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Trulia

23.4+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Amendment No. 1 to the Zillow, Inc. Amended and Restated 2011 Incentive Plan (Filed as Appendix A to Zillow’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 16, 2013) (Commission File No. 001-35237)

99.2*	Zillow, Inc. Amended and Restated 2011 Incentive Plan (Filed as Appendix A to Zillow’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 17, 2012) (Commission File No. 001-35237)

99.3*	Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (Filed as Exhibit 10.5 to Zillow’s Amendment No. 3 to the Registration Statement on Form S-1 filed with the Commission on June 20, 2011) (Commission File No. 333-173570)

99.4*	Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated (Filed as Exhibit 10.1 to Trulia’s Form 10-Q filed with the Commission on August 12, 2013) (Commission File No. 001-35650)

99.5*	Trulia, Inc. 2005 Stock Incentive Plan, as amended (Filed as Exhibit 10.2 to Trulia’s Registration Statement on Form S-1 filed with the Commission on August 17, 2012) (Commission File No. 333-183364)

99.6*	Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan (Filed as Appendix A to Market Leader, Inc.‘s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2009) (Commission File No. 000-51032).

+	Filed herewith.
*	Incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 17, 2015.

ZILLOW GROUP, INC.

By: Name:	/S/ SPENCER M. RASCOFF Spencer M. Rascoff
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Spencer M. Rascoff, Chad M. Cohen and Kathleen Philips, or any of them, as his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on February 17, 2015.

Signature	Title

/S/ SPENCER M. RASCOFF Spencer M. Rascoff	Chief Executive Officer and Director (Principal Executive Officer)

/S/ CHAD M. COHEN Chad M. Cohen	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/S/ RICHARD N. BARTON Richard N. Barton	Executive Chairman and Director

/S/ ERIK BLACHFORD Erik Blachford	Director

/S/ PETER FLINT Peter Flint	Director

/S/ LLOYD D. FRINK Lloyd D. Frink	Vice Chairman, President and Director

/S/ J. WILLIAM GURLEY J. William Gurley	Director

/S/ JAY C. HOAG Jay C. Hoag	Director

/S/ GREGORY B. MAFFEI Gregory B. Maffei	Director

/S/ GORDON STEPHENSON Gordon Stephenson	Director

/S/ GREGORY WALDORF Gregory Waldorf	Director

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the Class A Common Stock being registered

23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm for Zillow

23.2+	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Trulia

23.4+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Amendment No. 1 to the Zillow, Inc. Amended and Restated 2011 Incentive Plan (Filed as Appendix A to Zillow’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 16, 2013) (Commission File No. 001-35237)

99.2*	Zillow, Inc. Amended and Restated 2011 Incentive Plan (Filed as Appendix A to Zillow’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 17, 2012) (Commission File No. 001-35237)

99.3*	Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (Filed as Exhibit 10.5 to Zillow’s Amendment No. 3 to the Registration Statement on Form S-1 filed with the Commission on June 20, 2011) (Commission File No. 333-173570)

99.4*	Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated (Filed as Exhibit 10.1 to Trulia’s Form 10-Q filed with the Commission on August 12, 2013) (Commission File No. 001-35650)

99.5*	Trulia, Inc. 2005 Stock Incentive Plan, as amended (Filed as Exhibit 10.2 to Trulia’s Registration Statement on Form S-1 filed with the Commission on August 17, 2012) (Commission File No. 333-183364)

99.6*	Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan (Filed as Appendix A to Market Leader, Inc.‘s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2009) (Commission File No. 000-51032).

+	Filed herewith.
*	Incorporated herein by reference.